Peapack-Gladstone Financial Corporation
                  Announces Extension Of Stock Repurchase Plan



GLADSTONE, N.J. - (Business Wire) - April 19, 2007 - The Board of Directors of Peapack-Gladstone Financial Corporation (AMEX:PGC) has authorized an extension of the stock repurchase plan which expired on April 15, 2007, for an additional twelve months.

      The original plan, adopted on April 15, 2005, authorized the purchase of 150,000 shares of its common stock. During the two-year term of the plan 60,900 shares of stock were purchased, leaving 89,100 shares authorized to be purchased during the next twelve months. Purchases may be made from time to time in the open market or in privately negotiated transactions, at prices not exceeding prevailing market prices. Peapack-Gladstone Financial Corporation currently has 8,285,406 common shares outstanding.

      The acquired shares are to be held in treasury to be used for general corporate purposes. Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.31 billion as of March 31, 2007. Peapack-Gladstone Bank, its wholly owned community bank was established in 1921, and has 22 branches in Somerset, Hunterdon, Morris and Union Counties. Its Trust Division, PGB Trust and Investments, operates at the Bank's main office located at 190 Main Street in Gladstone and at 233 South Street in Morristown. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.
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           Cautionary Statement Concerning Forward-Looking Statements


The foregoing contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Corporation. Such statements are not historical facts and include expressions about the Corporation's confidence, strategies and expectations about earnings, new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by forward-looking terminology such as "expect," "believe," or "anticipate," or expressions of confidence like "strong," or "on-going," or similar statements or variations of such terms. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

o     The success of the Corporation's balance sheet restructuring initiative.
o     The availability of the necessary capital to make repurchases
o     Unexpected decline in the direction of the economy in New Jersey.
o     Unexpected changes in interest rates.
o     Failure to grow business.
o     Inability to manage growth.
o     Unexpected loan prepayment volume.
o     Exposure to credit risks.
o     Insufficient allowance for loan losses.
o     Competition from other financial institutions.
o     Adverse effects of government regulation.
o     Decline in the levels of loan quality and origination volume.
o     Decline in the volume of increase in trust assets or deposits.

The Corporation assumes no responsibility to update such forward-looking statements in the future.



Contact:

Arthur F. Birmingham, Chief Financial Officer
Peapack-Gladstone Financial Corporation
T: 908-719-4308



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